Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

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January 21, 2015 Southwestern Energy Company 10000 Energy Drive Spring, Texas 77389	Dubai	Rome
	Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re: Offerings of Common Stock and Depositary Shares

Ladies and Gentlemen:

We have acted as counsel to Southwestern Energy Company, a Delaware corporation (the “Company”), in connection with the proposed issuance of:

(i)	30,000,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), pursuant to a prospectus supplement dated January 14, 2015 and the base prospectus included in the Registration Statement referred to below (together, the “Common Stock Prospectus”), and an underwriting agreement dated January 14, 2015 between the Company and the underwriters named therein; and

(ii)	34,500,000 depositary shares (the “Depositary Shares”), each representing a 1/20th interest in a share of 6.25% Series B Mandatory Convertible Preferred Stock, $0.01 par value per share, with an initial liquidation preference of $1,000 per share (the “Preferred Stock” and, together with the Common Stock and the Depositary Shares, the “Securities”) pursuant to a prospectus supplement dated January 14, 2015 and the base prospectus included in the Registration Statement referred to below (together, the “Depositary Shares Prospectus” and, together with the Common Stock Prospectus, the “Prospectuses”), an underwriting agreement dated January 14, 2015 between the Company and the underwriters named therein and a deposit agreement entered into between the Company, Computershare Trust Company, N.A., as depositary, and the holders from time to time of the Depositary Shares (the “Deposit Agreement”).

The Securities are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2012 (Registration No. 333-184882), as amended by a post-effective amendment thereto filed January 12, 2015 (as so filed and amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectuses, other than as expressly stated herein with respect to the Securities.

January 21, 2015

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The issue and sale of the Common Stock have been duly authorized by all necessary corporate action of the Company and the shares of Common Stock are validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company complied with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

2.	The Deposit Agreement and the issue and sale of the Depositary Shares have been duly authorized by all necessary corporate action of the Company and such Depositary Shares are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	The issue of the Preferred Stock has been duly authorized by all necessary corporate action of the Company and the shares of Preferred Stock are validly issued, fully paid and nonassessable. In rendering the foregoing opinion we have assumed that the Company complied with all applicable notice requirements under the General Corporation Law of the State of Delaware.

4.	A number of shares of common stock of the Company equal to the maximum number of shares deliverable by the Company upon conversion of the shares of Preferred Stock (i) have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion of the shares of Preferred Stock and (ii) when such shares have been issued and delivered upon conversion of the shares of Preferred Stock in accordance with the terms of the certificate of designations for the Preferred Stock filed by the Company with the Secretary of State of Delaware on the date hereof as an amendment to the Company’s Amended and Restated Certificate of Incorporation, such shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

January 21, 2015

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated January 21, 2015 and to the reference to our firm in the Prospectuses under the heading “Legal Matters. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Latham & Watkins LLP